Exhibit 3.20
ARTICLES OF INCORPORATION
OF
BMH ASSOCIATES, INC.

     The undersigned hereby forms a stock corporation under the provisions of Chapter 1 of Title 13.1 of the Code of Virginia of 1950, as amended, and to that end sets forth the following:
     (a) The name of the corporation is BMH Associates, Inc.
     (b) The purpose for which the corporation is formed is to transact any or all businesses, permitted by law, and not required to be specifically stated in these Articles of Incorporation.
     (c) The aggregate number of shares which the corporation shall have authority to issue, all of which shall be of no par value, is as follows:

Class	Number of Shares
Common	5,000
     (d) The post office address of the initial registered office of the corporation is 177 West Bay Avenue, Norfolk, Virginia 23503. The name of the registered agent is John P. McGinn, Jr., who is a resident of Virginia, whose business office is identical with the registered office, and who is a director of the corporation. The registered office of the corporation is located in the City of Norfolk, Virginia.
     (e) The number of directors constituting the initial Board of Directors is three and the names and addresses of the persons who are to serve as the initial directors are Peter A. Bonnani, John P. McGinn, Jr., and Edward P. Harvey.
     (f) No holder of shares in this corporation shall have a preemptive right to acquire any authorized but unissued shares of the corporation.

/s/ Robert C. Miller

Robert C. Miller, Incorporator
Dated at Norfolk, Virginia
this 3rd day of September, 1986